Exhibit 10.53
AMENDMENT NO. 1
TO THE
CON-WAY SUPPLEMENTAL RETIREMENT SAVINGS PLAN
AMENDED AND RESTATED DECEMBER 2008
The Con-way Supplemental Retirement Savings Plan, Amended and Restated December 2008 (the “Plan”) is hereby amended as follows, pursuant to Section 9.1 of the Plan. This amendment shall be effective as of April 1, 2009.
1. Section 3.2 Deferrals, is amended to replace subsection (a) thereunder in its entirety with the following:
     (a) if the Participant makes the maximum elective deferrals under Code Section 402(g), or the maximum elective contributions permitted under the terms of the Retirement Savings Plan for the Plan Year if less, an amount equal to the Matching Contributions that would have been made on behalf of the Participant if Excess Compensation had been recognized under the Retirement Savings Plan, less actual Matching Contributions made on behalf of the Participant under the Retirement Savings Plan; provided that amounts credited under this subsection shall not exceed the Participant’s Excess Compensation for the Plan Year multiplied by three percent (3%);
2. Section 3.2 Deferrals is amended to replace the phrase “applicable to” with the phrase “actually made to the Retirement Savings Plan with respect to” in both subsection (b) and subsection (c) thereunder.

CON-WAY INC.

By:
Leslie P. Lundberg
Vice President, Human Resources

Dated: , 2009